Press Release

FOR IMMEDIATE RELEASE

NORTHEAST COMMUNITY BANCORP, INC.

ANNOUNCES QUARTERLY CASH DIVIDEND

NORTHEAST COMMUNITY BANCORP, MHC TO WAIVE DIVIDENDS

White Plains, New York – December 14, 2012 – Northeast Community Bancorp, Inc. (NASDAQ: NECB) (the “Company’) today announced that its Board of Directors declared a quarterly cash dividend of $0.03 per common share. The dividend will be paid on or about December 31, 2012 to stockholders of record as of the close of business on December 24, 2012.

Northeast Community Bancorp, MHC (the “MHC”), the Company’s majority stockholder, has determined to waive receipt of the quarterly dividend. On December 13, 2012, the MHC received notice from the Federal Reserve that it does not object to the waiver of dividends paid by the Company in the next twelve months. In addition, on November 9, 2012, members of the MHC approved the dividend waiver at a special meeting of members.

Northeast Community Bancorp, Inc. is the holding company for Northeast Community Bank. Northeast Community Bank is a federally chartered savings bank that operates four full-service branches in New York and four full-service branches in Danvers, Plymouth, Framingham and Quincy, Massachusetts and loan production offices in Danvers, Massachusetts and White Plains, New York.

Contact:

Kenneth A. Martinek

Chairman, President and CEO

Telephone: (914) 684-2500